Exhibit 99.1



        NetManage Rejects Second Riley/Zeff Acquisition Offer


    CUPERTINO, Calif.--(BUSINESS WIRE)--Nov. 21, 2006--NetManage, Inc. (Nasdaq:NETM), a leading software company that provides solutions for integrating, Web enabling and accessing enterprise information systems, today announced that its Board of Directors has again rejected an offer to enter into negotiations with Riley Investment Management, LLC and Zeff Capital Partners, L.P., each a stockholder of NetManage, regarding their interest in acquiring all outstanding shares of NetManage common stock that they do not already own.

    On November 6, 2006, NetManage confirmed that it had received an additional letter from Riley Investment Management and Zeff Capital Partners informing NetManage of their interest in acquiring all outstanding shares of NetManage common stock that they do not already own for $5.50 per share in cash. As stated in a letter to Riley and Zeff dated October 24, 2006, in response to their letters to NetManage dated August 31, 2006 and October 3, 2006 regarding similar matters, the Board of Directors of NetManage has concluded that it is not interested in entering into negotiations at this time.

    NetManage had noted in its October 24 letter to Riley and Zeff that its conclusion was reached following careful consideration and discussion of their letters with the Board of Directors of NetManage and its advisors, including its legal counsel and its financial advisors that the price per share contemplated by the August 31 letter was inadequate and not in the best interests of NetManage's stockholders. The modest increase in the offer price contemplated by Riley and Zeff's November 6 Letter has not changed the conclusion of the Board of Directors of NetManage.

    Zvi Alon, Chairman of the Board of Directors, Chief Executive Officer & President of NetManage, said, "The Board reviewed the latest proposal from Messrs. Riley and Zeff and came to the same conclusion it reached before. We do not think it is in the best interests of NetManage or its stockholders to devote further resources and management attention towards the consideration of the matters discussed in the letters and that such resources and management attention are better spent on the ongoing operations and performance of NetManage."

    About NetManage

    NetManage, Inc. (NASDAQ:NETM) is a software company that provides solutions for integrating, Web enabling, and accessing enterprise information systems. More than 10,000 customers worldwide, including a majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

    (C) 2006 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

    Note Regarding Forward Looking Statements

    This press release contains, in addition to historical information, forward-looking statements that are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release concerning activities, events or developments that NetManage expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements. Additional information on these and other risks, uncertainties and factors is included in NetManage's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the Securities and Exchange Commission.


    CONTACT: NetManage, Inc.
             Ken Robinson, 408-342-7118 (Media)
             Ken.Robinson@netmanage.com
             or
             The Blueshirt Group
             Alex Wellins, 415-217-7722 (Investors)
             alex@blueshirtgroup.com
             Brinlea Johnson, 415-217-7722 (Investors) brinlea@blueshirtgroup.com